UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 16, 2014 (June 12, 2014)

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 North Haskell Ave., Suite 3400

Dallas, TX 75204

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Senior Secured Revolving Credit Facility

On June 12, 2014, Dean Foods Company (the “Company”) entered into Amendment No. 1 to Credit Agreement (the “Amendment”) by and among the Company; the lenders consenting to the Amendment; and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the lenders (the “Administrative Agent”) party to the Company’s Credit Agreement dated as of July 2, 2013 by and among the Company, the lenders party thereto and the Administrative Agent (the “Existing Agreement”). The Amendment amends the Existing Agreement, and except as so amended, the terms of the Existing Agreement remain in effect.

Loan terms modified by the Amendment will apply to all lenders under the Existing Agreement and include the following:

•	modification of the maximum consolidated net leverage ratio to permit a maximum consolidated net leverage ratio of 4.00 to 1.00 for each fiscal quarter ending on or prior to September 30, 2014, and 3.50 to 1.00 for each fiscal quarter ending thereafter; and

•	an increase in the amount of permitted restricted payments that may be made if any such restricted payment would cause the Company’s consolidated net leverage ratio to exceed 3.25 to 1.00 to $30 million from $20 million during any fiscal year. For 2014, the Company’s previously completed repurchases of its common stock of approximately $25 million shall be excluded from the $30 million basket.

In connection with the Amendment, the Company paid certain consent fees to the lenders consenting to the Amendment and certain arrangement fees to the arranger of the Amendment.

The description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Amendment to Receivables Securitization Facility

On June 12, 2014, the Company and certain of its subsidiaries that are party to its receivables securitization facility entered into an amendment and restatement of the facility. The amended facility, the Sixth Amended and Restated Receivables Purchase Agreement (the “Receivables Purchase Agreement”), is by and among (1) Dairy Group Receivables, L.P. and Dairy Group Receivables II, L.P., as sellers, each of which is a subsidiary of the Company; (2) the financial institutions that are party to the Receivables Purchase Agreement; (3) the companies that are party to the Receivables Purchase Agreement; (4) Cooperatieve Centrale Raiffeisen - Boerenleenbank B.A. “Rabobank International”, New York Branch, as agent (as successor to JPMorgan Chase Bank, N.A.); (5) PNC Bank, National Association, as LC Bank; (6) the Company, as provider of certain performance undertakings on behalf of its subsidiaries; and (7) each of the Company’s subsidiaries that is a party to the Receivables Purchase Agreement, as servicers.

As part of the amendment to the receivables facility, the following terms were modified:

•	extension of the liquidity termination date from March 6, 2015 to June 12, 2017, which date may be further extended by mutual consent of the parties for an additional 364 days pursuant to the terms of the Receivables Purchase Agreement;

•	an increase in the amount of letters of credit permitted under the facility from $300 million to $350 million;

•	modification of the maximum consolidated net leverage ratio to permit a maximum consolidated net leverage ratio of 4.00 to 1.00 for each fiscal quarter ending on or prior to September 30, 2014, and 3.50 to 1.00 for each fiscal quarter ending thereafter; and

•	modification of certain other terms, including the increase of certain obligor concentration limits, changes to the dilution, loss and yield and servicing reserves, and certain pricing terms.

The description of the receivables securitization facility is qualified in its entirety by reference to the text of the Receivables Purchase Agreement, which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment No. 1 to Credit Agreement, dated as of June 12, 2014, by and among Dean Foods Company; the lenders listed on the signature pages thereof; and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent.

10.2	The Sixth Amended and Restated Receivables Purchase Agreement, dated as of June 12, 2014, among Dairy Group Receivables L.P. and Dairy Group Receivables II, L.P., as Sellers; the Servicers, Companies and Financial Institutions listed therein; and Cooperatieve Centrale Raiffeisen - Boerenleenbank B.A. “Rabobank International”, New York Branch, as Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2014	DEAN FOODS COMPANY

	By:	/s/ Rachel A. Gonzalez
Rachel A. Gonzalez
Executive Vice President, General
Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 1 to Credit Agreement, dated as of June 12, 2014, by and among Dean Foods Company; the lenders listed on the signature pages thereof; and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent.

10.2	The Sixth Amended and Restated Receivables Purchase Agreement, dated as of June 12, 2014, among Dairy Group Receivables L.P. and Dairy Group Receivables II, L.P., as Sellers; the Servicers, Companies and Financial Institutions listed therein; and Cooperatieve Centrale Raiffeisen - Boerenleenbank B.A. “Rabobank International”, New York Branch, as Agent.